                                                                    EXHIBIT 10.2

                         SBC WIRELESS AGENCY AGREEMENT

         THIS WIRELESS AGENCY AGREEMENT, dated as of October 2, 2000 between Alloy LLC on behalf of itself and its Controlled Subsidiaries (collectively referred to as "NEWCO") and SBC Operations, Inc. as Agent on behalf of itself and its Affiliates, other than NewCo, that make an election to become an agent hereunder pursuant to SECTION 2.3 (collectively referred to as "AGENT");

                                   WITNESSETH:

         WHEREAS, SBC Communications Inc. and BellSouth Corporation have formed NewCo and transferred all or substantially all of their wireless businesses to NewCo;

         WHEREAS, following such transfers and as a result thereof, NewCo and its Affiliates own Licenses to provide Wireless Services within the applicable territories defined herein; and

         WHEREAS, NewCo desires to appoint Agent as NewCo's Agent in the Agent's Service Territory for the sale of Wireless Services; and

         WHEREAS, Agent operates a telecommunications business and desires to act exclusively as agent for NewCo in selling Wireless Services to NewCo's customers, in Agent's Service Territory, separately and packaged with Agent's ILEC Services;

         NOW THEREFORE, for and in consideration of the premises and other good consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. The following capitalized terms, whenever used in this Agreement, have the respective meanings set forth below:

         "ACCESS NUMBER" means (i) a telephone number provided to a Subscriber and associated with a Subscriber's Equipment, or (ii) other means of addressing individual units of Equipment, including without limitation, internet protocol addresses, in each case enabling use of a Wireless System.

         "ADVANCED SERVICES" means high speed services which enable users to originate and receive high quality voice and data services.

         "AFFILIATE" means with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person at any time during the period for which the determination of affiliation is being made.

         "AGENT MARKS" means any trademarks, trade names, service marks, logos, brands, domain names, insignia, symbols, decorative designs, and other marks, and all variants and deviates thereof, which Agent or its Affiliates (other than NewCo and NewCo wireless Controlled Subsidiaries) own or license or sublicense to use.

         "AGENT REPRESENTATIVE" has the meaning given such term in Section 15.1.

         "AGENT'S RATES" has the meaning given such term in Section 6.2(b).

         "AGENT'S SERVICE TERRITORY" means the Service Territory of the Agent, as defined in the LLC Agreement.

         "AIR-GROUND SERVICE" shall mean air-ground wireless voice and data service provided pursuant to licenses issued by the FCC pursuant to Subpart G of
Part 22 of the FCC Rules and all air-ground wireless voice and data services reasonably ancillary thereto.

         "APPLICABLE LAW" means all applicable laws, statutes, treaties, rules, codes (including building codes), ordinances, regulations, certificates, orders and licenses of, and interpretations by, any Governmental Authority and judgments, decrees, injunctions, writs, Permits, orders or like governmental action of any Governmental Authority (including environmental laws and those pertaining to health or safety).

         "BANKRUPTCY LAW" means any bankruptcy, insolvency, reorganization or other law for the relief of debtors under the applicable jurisdiction.

         "BILLING AND COLLECTION AGREEMENT" has the meaning given such term in
Section 6.2(a).

         "BRANDING AND ADVERTISING GUIDELINES" means the Branding and Advertising Guidelines adopted by the parties as of the date hereof, as the same may be modified from time to time hereafter by mutual agreement of the parties.

         "CELLULAR SERVICE" means mobile wireless telephone service provided pursuant to Wireless Licenses issued by the FCC pursuant to Subpart H of Part 22 of the FCC's rules and all mobile voice and data services reasonably ancillary thereto.

         "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended.

         "COMPETING SERVICES" means services that are substantially the same as the Wireless Services, sold or provided by any Person other than NewCo or an Affiliate of NewCo, or Agent acting pursuant to this Agreement other than Reflex Paging.

         "CONTROL" (including the correlative meanings of the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "CONTROLLED SUBSIDIARY" means, with respect to any Person, a Subsidiary at least a majority of the Voting Securities and other equity interests of which are owned, directly or indirectly, by such Person.

         "CPE" means customer-provided equipment.

         "DEDICATED LINES" means an unswitched line providing user-defined, point-to-point connections of service.

         "DESIGNATED REPRESENTATIVES" shall mean the NewCo Representative and the Agent Representative.

         "DOMESTIC" means the fifty states comprising the United States of America, the District of Columbia, the U.S. Virgin Islands and the Commonwealth of Puerto Rico, but excluding all other territories and possessions of the United States of America.

         "EQUIPMENT" means wireless communications equipment, including mobile and portable radio units and other terminals that are used by Subscribers in conjunction with Wireless Service and approved by the FCC.

         "FCC" means Federal Communications Commission, and any successor regulatory body in the United States performing the same or similar functions.

         "FCC RULES" means any applicable rules and regulations of the FCC.

         "GEOGRAPHIC SERVICE AREA" (GSAs) means, as to any Wireless Service of NewCo, the geographic areas within which NewCo has the authority pursuant to a License issued by the FCC to offer such Wireless Service. Each geographic area for which the FCC has issued a separate Wireless License shall be a separate GSA.

         "GOVERNMENTAL AUTHORITY" means the government of the United States of America or any state or other political subdivision thereof including the U.S. Virgin Islands and the Commonwealth of Puerto Rico, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to, any such government.

         "HOME SERVICE" means, with respect to an Access Number, Wireless Service provided in the Home Service Area applicable to such Access Number.

         "HOME SERVICE AREA" means, with respect to an Access Number registered in any Market, the GSAs (which may be in more than one Market) for which NewCo provides Wireless Services on the terms and conditions applicable to Home Service to more than fifty (50%) percent of the Access Numbers newly activated by NewCo in such Market during the preceding calendar year.

         "ILEC" means an incumbent local exchange carrier.

         "ILEC SERVICES" means any of the following products or services: (a) Advanced Services, Information Service, InterLATA Service, Telephone Exchange Service, Electronic Publishing Service, or any other ILEC Service (other than where such services are used solely as an integral part of Wireless Services);
(b) all current and future ancillary features and services offered in conjunction with any of the services listed in clause (a), including, but not limited to, voice mail, caller ID, call waiting, directory listing services, calling card services, toll calling plans and associated CPE and any successors thereto; (c) security services, virtual private networks and associated CPE; and
(d) any product or service that emulates or replicates the foregoing utilizing an IP protocol and the PSTN (including IP telephone, IP fax, unified messaging and Internet call waiting and associated CPE). For the purpose of this definition, the terms Information Service, InterLATA Service, Telephone Exchange Service and Telecommunications Service have the respective meanings set forth in
Section 3 of the Communications Act and the term Electronic Publishing Service has the meaning set forth in Section 274(h) of the Communications Act.

         "INTEGRATED BILL SUBSCRIBERS" means Subscribers of NewCo for which Agent provides billing services on behalf of NewCo pursuant to the terms and conditions of the Billing and Collection Agreement to be entered between the parties.

         "IRDB" means intelligent roaming database.

         "LICENSEE" means in respect of any Geographic Service Area for any Wireless Service, NewCo or the Affiliate of NewCo, in either case, which holds the applicable Wireless License.

         "LLC AGREEMENT" means the Limited Liability Company Agreement of NewCo dated October 2, 2000, as amended from time to time in accordance with the terms thereof.

         "MARKET" means one or more GSA(s) that are managed by NewCo as a unit for purposes of administrating provision of Wireless Services.

         "MARKS" means collectively the Agent Marks and the NewCo Marks.

         "NATIONAL ACCOUNTS" means any Person which offers to subscribe or, at the time of the initial subscription for wireless services, subscribes for, in the aggregate, 500 or more Access Numbers in two or more area codes (other than overlapping area codes).

         "NETWORK SERVICES" has the meaning set forth in the LLC Agreement.

         "NEW SERVICES OFFERING" means any new type of Wireless Services not offered by NewCo as of the date of this Agreement.

         "NEWCO MARKS" means any trademarks, trade names, service marks, logos, brands, domain names, insignia, symbols, decorative designs, and other marks, and all variants and deviates thereof, which NewCo or its wireless Affiliates own or license or sublicense to use in the provision of Wireless Services.

         "OTHER AGENT" means SBC Communications Inc.

         "OTHER SERVICE TERRITORY" means the Service Territory of the Other Agent, as set forth in the LLC Agreement.

         "PACKAGE" means the marketing, sale, resale, or any other mode of selling Wireless Service in combination, whether for a single price or otherwise, with any other ILEC Services.

         "PACKAGE SUBSCRIBERS" means any Subscriber who purchases Wireless Services and other ILEC Services in a Package.

         "PAGING SERVICE" means the provision of Domestic one and two-way paging and radiotelephone service pursuant to licenses issued by the FCC pursuant to Subpart E of Part 22 of the FCC Rules and Subpart S of Part 90 of the FCC Rules and all one- and two-way paging and radiotelephone services reasonably ancillary thereto.

         "PART 27 SERVICE" means mobile wireless voice and data service provided pursuant to licenses issued by the FCC pursuant to Part 27 of the FCC Rules and all mobile voice and data services reasonably ancillary thereto, other than with respect to the provision of multi-channel video programming service and data services reasonably ancillary thereto.

         "PCS SERVICE" means mobile wireless telephone service provided pursuant to Wireless Licenses issued by the FCC pursuant to Part 24 of the FCC's rules regardless of the frequency block designated by the FCC under 47 C.F.R. 24.229 and all mobile voice and data services reasonably ancillary thereto.

         "PERMITS" means all licenses (including without limitation Wireless Licenses) permits, certificates of need, approvals and authorizations from all Governmental Authorities required to lawfully conduct a business as presently conducted.

         "PERSON" means an individual, partnership, corporation, limited liability company, limited liability partnership or other business association.

         "PSTN" means Public Switched Telephone Network.

         "REFLEX PAGING" means paging services provided over frequencies available pursuant to Subpart D of Part 24 of the FCC's rules and Subpart P of
Part 90 of the FCC's rules.

         "RESALE AGREEMENT" means the Resale Agreement of even date herewith, between NewCo and Agent.

         "RESELLER" means any Person that purchases service from another Person to be sold directly or indirectly on its own account to a customer where the Person from which such services are purchased holds a license granted by the FCC relating to the services being sold to NewCo for resale distribution, directly or indirectly, to ultimate users of Wireless Service, but shall not include Agent as a reseller under the Resale Agreement.

         "ROAMER" means a Subscriber of a Wireless Service who receives wireless service in a geographic area outside of such Subscriber's Home Service Area.

         "ROAMER FRAUD" means unauthorized use of Wireless Service with respect to an Access Number assigned to a Subscriber in a geographic area outside such Subscriber's Home Service Area.

         "ROAMING AGREEMENTS" means roaming agreements with unaffiliated third parties that provide to NewCo the ability for its customers to roam, thereby receiving wireless services on a Wireless System of such third party.

         "SATELLITE SERVICES" means mobile wireless voice and data services (other than multi-channel video services and data services reasonably ancillary thereto) provided, via fixed or non-geostationary satellite, pursuant to licenses issued by the FCC pursuant to Part 25 of the FCC Rules and all mobile wireless voice and data services reasonably ancillary thereto that are also provided via fixed or non-geostationary satellites.

         "SUBAGENT" means a Person with which Agent has an agreement for the enrollment of Subscribers to NewCo's Wireless Service through Agent.

         "SUBSCRIBER" means any Person who purchases Wireless Service provided by NewCo pursuant to a valid subscription agreement and is authorized to use Wireless Service. However, for the purpose of calculating compensation pursuant to Exhibit B, each Wireless Service Access Number assigned to a customer of NewCo's Wireless Service is deemed to be a separate Subscriber, regardless of how many Wireless Service Access Numbers may be used by that customer.

         "SUBSIDIARY" means, with respect to any Person, any other Entity of which (i) more than fifty percent of the voting power of the outstanding Voting Securities or (ii) more than fifty percent of the outstanding equity securities, is owned, directly or indirectly, by such Person.

         "VOTING SECURITIES" means any securities entitled to vote in the ordinary course in the election of directors or of Persons serving in a similar governing capacity of any partnership, limited liability company or other entity.

         "WIRELESS BUSINESS" means the acquisition, development, ownership and operation of businesses engaged in the provision of mobile wireless and voice data services utilizing radio frequencies licensed by the FCC for the provision of Cellular Service, PCS Service, Wireless Data Service, Air-Ground Service, Satellite Services and Part 27 Service.

         "WIRELESS DATA SERVICE" means the provision of Domestic wireless data service pursuant to Wireless Licenses issued by the FCC pursuant to Subpart E of
Part 22 of the FCC Rules and Subpart S of Part 90 of the FCC Rules and all messaging and data services customarily ancillary thereto.

         "WIRELESS LICENSE" means a license provided by the FCC to provide a specified type of Wireless Service.

         "WIRELESS SERVICES" means the mobile wireless voice and data services, products and features offered by NewCo in its Wireless Business, including without limitation Cellular Service, PCS Service, Wireless Data Service, Air-Ground Service, Satellite Services and Part 27 Service.

         "WIRELESS SYSTEM(S)" means a radio communications system that provides Wireless Services.

         "WIRELINE AGENCY AGREEMENT" means any agreement Agent has or may have with NewCo pursuant to which NewCo sells Agent's ILEC Services as an agent for Agent.

                                   ARTICLE II
                              APPOINTMENT OF AGENT

         2.1 Appointment and Acceptance. NewCo hereby appoints Agent as an authorized agent of NewCo to solicit and contract on behalf of NewCo with Subscribers for Wireless Service in the Agent's Service Territory, subject to all of the terms and conditions hereof. Agent recognizes and agrees that NewCo has appointed or may appoint other authorized Wireless Service agents inside and outside the Agent's Service Territory and the Other Service Territory, including retailers and other Persons as distributors of Wireless Service. Agent recognizes that under current applicable FCC rules for Cellular Service and PCS Service, NewCo must sell its Wireless Service to Resellers, and has agreed to do so, including without limitation to the Other Agent. Agent agrees to act as NewCo's agent in offering Wireless Service to Subscribers. Subject to
SECTION 6.2, all of such offerings shall be at the rates and under the terms and conditions set forth in this Agreement.

         2.2 Ownership of Customers. (a) Subject to Section 6.2, it is understood and agreed that Subscribers shall be customers of NewCo for Wireless Service, except to the extent Agent exercises its rights under ARTICLE IX.

         (b) Any Subscriber who purchases a Package shall be a customer of Agent for all portions of such Package other than Wireless Service.

         2.3 Election to Become an Agent. From time to time during the term of this Agreement, any Affiliate of Agent shall have the right, exercisable at its discretion by written notice thereof to NewCo, to elect to act as an agent of NewCo hereunder; provided that upon such election, such Affiliate shall be bound by and comply with all of the terms and conditions of this Agreement. The term "Agent" as used herein is applicable to one or more persons and the singular use includes the plural and the masculine and neuter usages include the other and the feminine. It is the intent of the parties that the obligations of the parties hereunder shall be joint and several.

                                   ARTICLE III
                     GENERAL OBLIGATIONS AND REPRESENTATIONS

         3.1 General. NewCo expressly disclaims the making of, and Agent acknowledges that it has not received or relied upon, any guaranty, express or implied, as to the amount of compensation or other revenue that it may earn as a result of its agency relationship with NewCo. Agent acknowledges that it has conducted an independent investigation of the business of selling Wireless Services that it will conduct pursuant to this Agreement. Agent acknowledges that is has no knowledge of any representations relating to its agency relationship with NewCo by an officer, employee or agent of NewCo that are contrary to the terms herein.

         3.2 Lost Profits. Agent and NewCo mutually agree that neither shall have any liability to the other for any lost profits, consequential, or special damages even if advised of the possibility of such damages.

         3.3 Best Efforts. NewCo and Agent mutually agree that each will at all times faithfully, honestly and diligently perform its obligations hereunder, and that it will continuously exert its best efforts to promote and enhance the use of the Wireless Services.

         3.4 Licenses. The parties acknowledge that NewCo's ability to provide the Wireless Services is conditioned upon the continuing validity of its Affiliate's Wireless Licenses and other Permits, and may be affected by state and federal court decisions and regulatory approvals. If NewCo fails to maintain the requisite Permits to operate as Licensee with respect to any Wireless Service in any given Geographic Service Area, the parties agree that this Agreement will cease as to such Wireless Service in the affected Geographic Service Area without penalty to either party; provided that this Agreement shall remain in full force and effect for all other Wireless Services in such affected Geographic Service Area.

                                   ARTICLE IV
                            AGENT'S USE OF SUBAGENTS

         Agent agrees that in the event that Agent enters into agreements with Subagents, its use of such Subagents shall be subject to the following terms and conditions:

         4.1 Notice to NewCo. Agent shall, upon request of NewCo, notify NewCo in writing of all Subagents, Subagents' principals and the terms of the agreement Agent has with each of its Subagents.

         4.2 Information to be Provided to Subagents. Agent shall inform Subagents of all of Agent's contractual obligations pursuant to this Agreement and at all times keep each Subagent fully apprised of NewCo' s requirements with respect to Subagents and any procedures relevant to Subagent's sale of Wireless Service.

         4.3 Activations. Subagents will have no direct communications with NewCo. All communications regarding activations, compensation, procedures, and any other matters relating to Subagents shall be handled solely by Agent.

         4.4 Training. Agent shall be responsible for ensuring that all Subagents are adequately trained at Agent's premises. Such training shall be as specified in ARTICLE V.

         4.5 Use of Marks. Except as provided in SECTION 13.2, Subagents are prohibited from using the NewCo Marks in a manner which identifies Subagents as representatives of NewCo.

         4.6 Compliance with Agreement. Subagents must at all times comply with provisions of this Agreement that may relate to Subagents, including but not limited to ARTICLES VII, X, XV, XVI, XVII, XXIV, XXVII AND XXVIII and the provisions of any Exhibit.

         4.7 Responsibility of Agent for Acts of Subagents. Subagents are representatives of Agent only. Agent shall be fully responsible for the acts of its Subagents. If NewCo determines that any Subagent is not in compliance with any of the terms and conditions stated herein which NewCo determines are applicable to Subagents, NewCo may terminate this Agreement.

         4.8 No Third Party Beneficiaries. In no event shall Subagents be third party beneficiaries of this Agreement.

                                    ARTICLE V
                                    TRAINING

         5.1 Training by Agent. Agent will provide training to Agent's employees regarding the processing of customer orders, NewCo's credit policy and communication of billing information between NewCo and Agent. Training manuals and user documentation will be provided to Agent by NewCo at Agent's expense.

         5.2 Training Program. (a) NewCo will offer to Agent a training program for all of Agent's sales and sales support personnel with regard to the sales and sales order process of NewCo's Wireless Service. Training will be conducted at Agent's work location or at a location in the GSA prescribed by NewCo. Training shall include wireless technology for each type of Wireless Service, system operation, and service features. Unless waived in writing by NewCo, each salesperson shall complete the required training within thirty (30) days of employment by Agent. No salesperson is to commence selling NewCo's Wireless Service until such training is complete. All expenses incurred by Agent's sales and sales support personnel participating in the training program shall be borne by the Agent. NewCo agrees to pay its own expenses regarding its personnel involved in conducting the training program.

         (b) In meeting Agent's obligations under this Agreement, Agent shall retain and train qualified salespersons in the enrollment of Subscribers, the operation of Wireless Service, and the sale, rental and lease of Equipment.

                                   ARTICLE VI
                            ADMINISTRATIVE PROCEDURES

         6.1 Subscriber Enrollment. NewCo may periodically prescribe various reasonable procedures to be followed by Agent and its salespersons in the solicitation of Subscribers, and enrollment of Subscribers. Agent shall confirm identification of a Subscriber in connection with activating such Subscribers. NewCo will also furnish Wireless Service literature and then current forms of agreements Agent shall use in the enrollment of Subscribers. Agent agrees to comply with all reasonable procedures prescribed by NewCo for the solicitation of Subscribers, and enrollment of Subscribers. Agent will offer Wireless Services subject to all of the applicable terms established by NewCo for each such Wireless Service and set forth in NewCo's form of contract for customers for the relevant GSA. Subject to the terms of SECTION 6.2(B), Agent shall communicate Subscriber enrollment and billing information to NewCo in accordance with procedures established by NewCo from time to time.

         6.2 Billing, Credit and Collections. (a) Upon enrollment of a particular Subscriber by Agent, that Subscriber shall become a customer of NewCo for Wireless Service and, except as set forth in this SECTION 6.2(A), NewCo shall bill such Subscriber and offer and furnish such customer billing services as NewCo deems appropriate; provided, however, that as promptly as possible after the date of this Agreement, NewCo and Agent will cooperate in good faith to negotiate a Billing and Collection Agreement (the "BILLING AND COLLECTION AGREEMENT") pursuant to which Agent will generate combined bills for Integrated Bill Subscribers with respect to certain services sold by Agent, including Wireless Services. Subject to any contrary agreement set forth in the Billing and Collection Agreement: (i) NewCo shall be responsible for approving Subscribers for credit; (ii) Agent shall not activate any Subscriber unless and until such Subscriber has satisfactorily passed a credit check and has paid any required deposit; (iii) Agent shall not be entitled to compensation for a Subscriber who fails to pass the credit check or to pay any required deposit;
(iv) the customer shall not become a Subscriber until

NewCo accepts the contract; and (v) if Agent agrees to enter into the Billing and Collection Agreement, then Agent will be responsible for collecting any charges for Wireless Service unpaid by Subscribers for which Agent provides billing services. If Agent does not enter into the Billing and Collection Agreement, then NewCo shall be responsible for collecting any charges unpaid by Subscribers for which NewCo provides billing services.

         (b) Notwithstanding the provisions of SECTION 6.2(A), nothing herein shall be deemed to limit or restrict Agent from offering Wireless Services in Packages, and from changing the pricing for any Wireless Services charged to Package Subscribers as Agent may elect in its sole discretion (the "AGENT'S RATES"), provided that Agent causes NewCo to be paid all applicable charges hereunder at the retail prices established by NewCo for its Subscribers. Agent shall comply with all federal, state and local requirements related to truth-in-billing and any other laws or regulations applicable to NewCo or Agent in connection with Agent's provision of billing and/or collection services hereunder.

         6.3 Rates. The rates for each type of Wireless Service as of the date hereof are the same as those offered by NewCo immediately prior to the date hereof. After the date hereof, NewCo shall consult from time to time with Agent and the Other Agent as applicable, about the general market conditions for Wireless Services and solicit Agent's advice about rates for Wireless Services. In determining such rates, NewCo shall take into account the needs of Agent, provided that in no event shall Agent's advice on the rates for Wireless Services be binding on NewCo and provided further that NewCo shall not consult with either Agent or the Other Agent about Wireless Service rates for any Geographic Service Area within which Agent or the Other Agent is reselling any Wireless Service, other than resale in Packages or to National Accounts pursuant to SECTION 9.1 OR 9.2, respectively, of this Agreement. Subject to prior consultation, and any required regulatory approval, NewCo may periodically modify rates for Wireless Service, and shall notify Agent as soon as practicable of each modification (and in any event not less than sixty (60) days prior to the effective date of such modification). NewCo must offer to Agent rates for Wireless Service which are generally available to other agents of Newco. NewCo may pay compensation less than that shown on Exhibit B for reduced compensation rate plans that are generally available to other agents of NewCo. In the event Agent offers any such reduced compensation rate plans, it agrees to accept such reduced compensation. Agent shall take no action inconsistent with, and agrees to support, NewCo' s efforts before regulatory authorities regarding any modification of rates. Modifications of rates may apply to both existing and future Subscribers. Subject to applicable regulatory rules, Agent may solicit Subscribers to purchase other products or services, including without limitation ILEC Services offered by Agent and its Affiliates. NewCo shall owe Agent no additional compensation for any such additional sales.

         6.4 Wireless Service Access Numbers. NewCo will furnish Wireless Service telephone numbers for Subscribers subject to availability and technological capacity; provided that NewCo shall (i) use its best efforts to cause Access Numbers to be available to Agent and (ii) in making available Access Numbers, fill Agent's requirements in its Agent's Service Territory without discriminating against Agent relative to NewCo's other distribution points. In the event technological or other changes or circumstances restrict or limit NewCo's ability to furnish Wireless Service Access Numbers for

Subscribers, NewCo shall inform Agent and NewCo shall have no liability to Agent hereunder for the inability to furnish such Access Numbers, except to the extent NewCo fails to use its commercially reasonable efforts to furnish such Access Numbers.

         6.5 Technological Changes. If technological changes change the size of NewCo's coverage area for a type of Wireless Service or impose restrictions on the use of applicable Equipment, NewCo will provide Agent with written notification of such changes and Agent will inform Subscribers activated by Agent after receipt of such notice from NewCo of such changes or restrictions. Failure by Agent to use good faith efforts to inform Subscribers activated by Agent after receipt by Agent of such notice from NewCo of such changes will be considered a material breach of this Agreement.

         6.6 Access to NewCo's IT Systems. NewCo shall, to the extent technologically feasible and commercially reasonable, provide Agent access to NewCo's new or modified Information Technology Systems ("IT Systems") put into operation following the date of this Agreement on commercially reasonable terms to facilitate Agent's real-time pre-ordering, ordering and customer service. NewCo shall provide Agent with commercially reasonable advance notice of the planned implementation of any new or modified IT Systems to enable Agent to facilitate and complete the modification of its own IT Systems and the interfaces between the two systems to allow the continued uninterrupted provision of Agent's real-time pre-ordering, ordering and customer service.

                                   ARTICLE VII
            DUTIES AND RESPONSIBILITIES OF AGENT REGARDING EQUIPMENT

         7.1 General Responsibilities. (a) Unless Agent elects for NewCo to perform Equipment fulfillment, as provided for in SECTION 7.3 below, Agent agrees to sell Equipment to be used by Subscribers of NewCo's Wireless Service. Agent shall be responsible for the warranty service for and installation and maintenance of such Equipment, either through its own facility or by subcontracting with another facility. Agent agrees to offer only models of Equipment for sale that meet quality standards set by the FCC and the manufacturer's recommendations for use of such Equipment. In addition, Agent recognizes and agrees that NewCo may, upon written notice to Agent, require that Agent activate only Equipment that is IRDB-capable and loaded with NewCo's proprietary IRDB information in any or all of NewCo's GSA's, either with respect to specified rate plans or all rate plans in a GSA. As New Service Offerings are developed, NewCo may specify other Equipment requirements or restrictions. At NewCo's request Agent agrees to submit to NewCo for NewCo's approval the models of Equipment which it proposes to sell. Agent agrees that NewCo shall have the right to disapprove any Equipment other than Equipment which Agent purchases from NewCo. NewCo shall not be obligated to pay any commission to Agent for any Subscriber whom Agent enrolls on NewCo's Wireless Service with an unapproved FCC type Equipment or Equipment which does not meet the manufacturer's recommendations, or Equipment for which NewCo has notified Agent that such Equipment is not suitable for NewCo Wireless Systems.

         (b) Unless Agent elects for NewCo to perform Equipment fulfillment, as provided for in SECTION 7.3 below, (i) Subscribers that purchase Equipment from Agent shall be customers of Agent with respect to such Equipment; and (ii) NewCo shall have no responsibility to Agent or Subscribers with respect to the sale, installation, warranty service for or maintenance of Equipment. The indemnification provisions of Article XXVI of this Agreement shall apply to any claims or demands against one party which relate to the other party's sale of Equipment. In the event of an Equipment recall or required upgrade, the party providing the Equipment shall be responsible for the costs associated with such recall and/or required upgrade for those Customers to which the Equipment was sold. The parties agree to exercise all reasonable efforts to obtain the most advantageous support/compensation available from the Equipment vendor for the benefit of both parties.

         7.2 Inventory. Unless Agent elects for NewCo to perform Equipment fulfillment, as provided for in SECTION 7.3 below, Agent agrees to maintain an inventory of approved models of Equipment sufficient to meet reasonably anticipated demand therefor by the Subscribers whom Agent enrolls. Agent may purchase Equipment from any available source, including NewCo. Such Equipment shall be of the style, appearance and quality as to be adequate and suitable for use with Wireless Service. Such Equipment will be sold to Subscribers in accordance with all applicable law and this Agreement, including the Branding and Advertising Guidelines.

         7.3 Product Fulfillment. Notwithstanding the foregoing, Agent may accept as partial consideration for its services hereunder, NewCo's product fulfillment services. In such case, NewCo shall select Equipment, establish competitive Equipment prices to be offered, ship Equipment to Subscribers, and accept returns of Equipment for NewCo's own account. SECTION 7.1 AND 7.2 shall not apply if Agent has elected to have NewCo perform Equipment fulfillment pursuant to this SECTION 7.3.

                                  ARTICLE VIII
                                  COMPENSATION

         8.1 Compensation Schedule. On the date hereof, NewCo shall pay compensation to Agent in accordance with existing terms and practices in effect between Agent and BellSouth Cellular Corp. immediately prior to the date hereof. Effective January 1, 2001, NewCo shall pay compensation to Agent in accordance with the compensation schedule in Exhibit B attached hereto and incorporated herein, which compensation schedule may be amended from time to time as set forth in Exhibit B and if the parties, after good faith negotiation, mutually agree amendments are necessary to comply with FCC regulatory accounting rules.

         8.2 Effect of Termination. Commissions and any other compensation shall only continue to accrue as long as this Agreement is in effect, and the expiration or termination of this Agreement shall effectively terminate Agent's right to any further compensation that would otherwise accrue after the date of expiration or termination, except that Agent shall receive any remaining residual payments respecting any Subscribers activated prior to such expiration or termination.

         8.3 Right to Set Off. NewCo may withhold and offset or apply Agent compensation against any past due amount owed to NewCo by Agent. Whenever Agent fails to comply with any term hereof or any procedure referenced in this Agreement or Agent does not provide complete and/or accurate information concerning Subscribers to whom a Wireless Service is sold, or, if applicable, to whom Equipment is sold or leased, NewCo shall have the right to withhold all or a portion of any compensation or any other amount payable hereunder to Agent with respect to such Wireless Service, or, if applicable, Equipment.

         8.4 Other Remedies. In the event any amount payable by Agent to NewCo is more than thirty (30) days overdue, NewCo may, at its sole discretion, do one or more of the following: (i) require Agent to pay its account in full;
(ii) apply Agent compensation and any other credits or other amounts payable to Agent to reduce Agent's account payable balance; or (iii) require Agent to deposit with NewCo an irrevocable letter of credit, cash or other form of security deposit acceptable to NewCo in its sole discretion to secure future delays or defaults in payment. This deposit will secure payment of any amounts due under this Agreement.

                                   ARTICLE IX
            CESSATION OF AGENCY RELATIONSHIP FOR PACKAGE SUBSCRIBERS

         9.1 Package Services. At any time after six (6) months after the date hereof, Agent may elect in its sole discretion to cease acting solely as agent hereunder and begin acting as a Reseller under the Resale Agreement for Agent and NewCo Package Subscribers, by giving NewCo not less than sixty (60) days' prior written notice of such election under this SECTION 9.1. Such election may be made only as to all Package Subscribers. Such election shall not affect Agent's right to act as an Agent for NewCo in selling Wireless Services not included in a Package.

         9.2 National Accounts. At any time after the date hereof, Agent may elect in its sole discretion to cease acting solely as agent hereunder and begin acting as a Reseller under the Resale Agreement for National Accounts by giving NewCo not less than sixty (60) days' prior written notice of such election under this SECTION 9.2. Such election shall not affect Agent's rights under this Agreement with respect to Subscribers and Package Subscribers which are not National Accounts.

         9.3      Use of NewCo Marks. After making the election under
SECTION 9.1 OR 9.2, Agent shall continue to have the right, but shall not be required, to utilize the NewCo Marks pursuant to ARTICLE XIII in the provision of Packages to Package Subscribers.

         9.4 Resale Relationship. NewCo and Agent acknowledge and agree that, following any election under SECTION 9.1, Agent will be entitled to resell Wireless Services to any Package Subscriber or any National Account pursuant to the Resale Agreement. Nothing in this Agency Agreement shall restrict the ability of Agent or its Affiliates to resell Wireless Services outside of Agent's Service Territory pursuant to the Resale Agreement.

                                    ARTICLE X
                     AGENT'S MARKETING AND SALES ACTIVITIES

         Subject to the requirements of this Agreement Agent may sell Wireless Service and Equipment by any means or method in the Agent's Service Territory, in its sole discretion from time to time during the term of this Agreement.

                                   ARTICLE XI
                                   [Reserved]

                                   ARTICLE XII
                                   ADVERTISING

         12.1 Guidelines. Agent agrees to advertise NewCo's Wireless Service throughout the Agent's Service Territory in accordance with Branding and Advertising Guidelines.

         12.2 Standards. All advertising and promotion by either Agent or NewCo with respect to Wireless Services shall be completely factual and shall conform to the highest standards of ethical advertising. Samples of advertising and marketing materials which either party is using or intends to use in connection with ILEC Services provided by the other party or products bearing the other party's Marks, and which have not been prepared or previously approved by the other party, shall be submitted to the other party for approval, which approval shall not be unreasonably withheld or delayed. If written approval is not received from the other party within five (5) business days after the date of confirmation of receipt by the other party of such materials, the other party shall be deemed to have approved the materials. Neither party shall use any advertising or marketing materials that the other party has disapproved.

                                  ARTICLE XIII
                                      MARKS

         13.1 List of NewCo Marks. NewCo will provide a list of NewCo Marks which Agent is authorized to use under this Agreement in conjunction with the sale of Wireless Services and products. NewCo will periodically update the list of NewCo Marks Agent is authorized to use under this Agreement. The most current updated list will always supersede any previously issued list. Such list will also be supplemented with rules and regulations pertaining to the NewCo Marks which Agent agrees to follow within sixty (60) days of receipt of written notification of such new rules and regulations; provided that, in no event shall Agent be required to alter advertisements which have previously been published until such time as the publication in which such advertisements or promotions which have been in place expires or otherwise terminates.

         13.2 Right to Use NewCo Marks; Value of NewCo Marks. Agent acknowledges that its right to use the NewCo Marks is derived solely from this Agreement, and, if applicable, the Resale Agreement, and is limited to the right to identify Agent as an agent of NewCo for the sale of Wireless Services or otherwise or as a Reseller of NewCo's Wireless Services under the Resale Agreement and to identify products and services bearing the NewCo Marks which may be sold by Agent. Agent agrees to comply with all rules and regulations pertaining to such NewCo Marks prescribed by NewCo from time to time during the term of this Agreement. Agent agrees to maintain the quality and nature of the goods and services associated with the NewCo Marks as established by NewCo. Agent recognizes the great value of the goodwill associated with the NewCo Marks, and acknowledges that it has no interest in the NewCo Marks and all rights therein and goodwill pertaining thereto belong exclusively to NewCo and its Affiliates, and that the NewCo Marks have a secondary meaning in the mind of the public. Agent acknowledges and agrees that all usage of the NewCo Marks by Agent and any goodwill established thereby shall inure to the exclusive benefit of NewCo and its Affiliates and that this Agreement does not confer any goodwill or other interests in the NewCo Marks upon Agent. Any unauthorized use of the NewCo Marks by Agent, or any use not in compliance herewith, shall constitute an infringement of the rights of NewCo and its Affiliates in and to the NewCo Marks. Use of the NewCo Marks by a Subagent of Agent, except to properly identify products and services bearing the NewCo Marks which may be sold by the Subagent, shall constitute an infringement of the rights of NewCo in and to the NewCo Marks.

         13.3 Use of NewCo Marks by Agent. Agent shall use the NewCo Marks with such words qualifying or identifying the agency relationship of NewCo and Agent as NewCo from time to time reasonably prescribes. Agent shall not use the NewCo Marks as part of any corporate or trade name or with any prefix, suffix or other modifying words, terms, designs or symbols, or in any modified form, nor may Agent use the NewCo Marks in connection with the sale of any unauthorized product or service or in any other manner not expressly authorized by this Agreement or separately in writing by NewCo. Agent agrees to display the NewCo Marks on stationery and other forms used in its Wireless Service business in the manner prescribed by NewCo, to give such notices of registration as NewCo specifies and to obtain such fictitious or assumed name registrations as may be required under applicable law. Misuse of the NewCo Marks by Agent or its Subagents may result in termination of this Agreement or such other remedy, including withholding of commissions, as set forth in the Branding and Advertising Guidelines.

         13.4 Modification of NewCo Marks. If it becomes advisable at any time in NewCo's sole discretion for Agent to modify or discontinue use of any Mark or substitute one or more additional trade or service NewCo Marks to identify its relationship with NewCo or any Equipment, Agent agrees to comply therewith within a reasonable time after notice thereof by NewCo. In addition, Agent shall replace identification signs or identification material with new signs or identification material.

         13.5 Protection of Rights in the NewCo Marks. (a) Agent agrees that it will not during the term of this Agreement, or thereafter, attack the title or any rights of NewCo or its Affiliates in and to the NewCo Marks. NewCo hereby indemnifies Agent and undertakes to hold Agent harmless against any damages and costs from claims or suits arising out of the use by Agent of the NewCo Marks as authorized in this Agreement, provided that prompt notice is given to NewCo of any such claim or suit and provided further, that NewCo or its Affiliates shall have the option to undertake and conduct the defense of any suit so brought and that no settlement of any such claim or suit shall be made by Agent without the prior written consent of NewCo.

         (b) Agent agrees to assist NewCo or its Affiliates and NewCo agrees to reimburse Agent for all associated reasonable costs to the extent necessary in the procurement of any protection or to protect any of NewCo's or its Affiliates rights to the NewCo Marks, and NewCo or its Affiliates, if it or they so desire, may commence or prosecute any claims or suits in its own name or that of its Affiliates or in the name of Agent with Agent's approval or join Agent as a party thereto. When known, Agent shall notify NewCo in writing of any infringements or imitations by others of the NewCo Marks which are the same as or similar to those covered by this Agreement. NewCo shall have the sole right to determine whether any action shall be taken on account of any such infringements or imitations. Agent shall not institute any suit or take any action on account of any such infringement or imitations without first obtaining the written consent of NewCo.

         13.6     Limitation of Use of NewCo Marks. Except as set forth in this
Article XIII, and notwithstanding any other provision of this Agreement to the contrary:

         (a) Under no circumstances will Agent have the right to use any NewCo Marks outside of the Agent's Service Territory, nor will NewCo have the right to use Agent Marks outside of the Agent's Service Territory.

         (b) After an election under SECTION 9.1 OR 9.2, Agent will have the right, but not the obligation, to use the NewCo Marks in providing ILEC Services to Package Subscribers or National Accounts, respectively, in the Agent's Service Territory, or in related sales and marketing activities directed toward them.

         (c) Upon the Agent's exercise of its election under Section 19.2, Agent's right and obligation to use the NewCo Marks shall cease.

                                   ARTICLE XIV
                              PERFORMANCE BY NEWCO

         14.1 Provision of Service. NewCo shall continue to provide to customers each type of Wireless Service it provides as of the date hereof upon the terms and conditions set forth herein, unless NewCo determines, based on economic or other business reasons, that it will no longer provide such type of Wireless Service. NewCo shall obtain, retain and maintain suitable facilities, Licenses, Permits and rights for the operation of its Wireless Systems and its GSAs for so long as it continues to provide Wireless Services in such GSAs.

         14.2 Designated Representative. NewCo shall provide a designated contact person to Agent for addressing any and all issues that may arise under this Agreement, and to serve as the initial contact person for any disputes hereunder pursuant to ARTICLE XXVII (the "NEWCO REPRESENTATIVE").

         14.3 Billing and Customer Care. NewCo shall provide billing and customer care services consistent with such services as of the date hereof. If Agent and NewCo enter into the Billing and Collection Agreement, Agent will bill Package Subscribers and perform collection relating to such Package Subscribers in accordance with the terms and conditions of the Billing and Collection Agreement.

         14.4 Compliance with Law; Permits. NewCo shall comply with all Applicable Law in the performance of its obligations hereunder and in the provision of Wireless Services to Subscribers. NewCo shall be responsible for obtaining and maintaining all Permits necessary for such performance. Without limiting the generality of the foregoing, NewCo shall not take or omit to take any action that might subject NewCo or any Affiliate thereof to the loss of any License.

         14.5 New Product Development and New Services Offering. During the term of this Agreement NewCo and Agent may agree to develop and introduce commercial products that integrate Wireless Services (including New Services Offering) offered or proposed to be offered by Agent (the "INTEGRATED PRODUCTS") with ILEC Services offered by Agent. The obligations hereunder shall extend to Integrated Products that may function and interoperate with Agent's ILEC Services (but not with those of the Other Agent) or with the Other Agent's ILEC Services (but not with Agent's ILEC Services), notwithstanding that such Integrated Products may be redundant with other Integrated Products developed by NewCo. NewCo shall give Agent written notice in reasonable detail of Integrated Products that it has committed to develop. The parties will have the right from time to time to request the participation of the other party in co-development of an Integrated Product, and the other party will consider any such requests in good faith, provided that neither party shall have any liability for refusing to accept any such request.

         14.6 Reasonable Cooperation. During the term of this Agreement, NewCo shall provide Agent and Agent's Affiliates, with all information reasonably requested by Agent and/or its Affiliates in facilitating compliance by Agent and/or its Affiliates with all applicable Federal and State regulatory accounting requirements in connection with the provision of the services contemplated by this Agreement. NewCo shall also provide all reasonable cooperation in connection with any annual audit by independent auditors in connection with any such regulatory accounting requirements, including, without limitation, the production of the documents necessary to substantiate the validity of the applicable payment and/or accounting entries in connection with the services provided by Agent under this Agreement. Without limiting the generality of the foregoing, Agent shall reimburse NewCo for any reasonable expenses actually incurred by NewCo in rendering such assistance and in so cooperating, within thirty (30) days following receipt of invoices evidencing such expenses. Any and all proprietary and confidential information produced for any such the audit will be subject to a confidentiality agreement between Agent and NewCo as may be agreed between the parties prior to the conduct of any such audit.

                                   ARTICLE XV
                              PERFORMANCE BY AGENT

         15.1 Designated Representative. Agent shall provide a designated contact person to NewCo for addressing any and all issues that may arise under this Agreement, and to serve as the initial contact person for any disputes hereunder pursuant to ARTICLE XXVII (the "AGENT REPRESENTATIVE").

         15.2 Compliance with Law; Permits. Agent shall comply with all Applicable Law in the performance of its obligations hereunder. Agent shall be responsible for obtaining and maintaining all Permits necessary for such performance.

         15.3 Business Records. Agent shall preserve for five (5) years from the date of their preparation full, complete and accurate records of its business conducted pursuant to this Agreement. At NewCo's request or upon prior notice to Agent, Agent also agrees to have available at Agent's premises records of its Subagents conforming to the requirements imposed upon Agent by this
SECTION 15.3. Such records must include, for example, but not be limited to, records of all Wireless Service enrollment and Equipment sales, installation and repairs performed at Agent's facilities. Such records may be audited by NewCo at reasonable times after reasonable notice to Agent, at NewCo's sole cost and expense, provided that activities incidental thereto shall be conducted during normal business hours in a manner that does not unduly interfere with Agent's business.

         15.4 Promotion. Agent agrees to provide materials and advertising to actively promote Wireless Services in the Agent's Service Territory in a quality manner, and to provide appropriate sales facilities to enhance the sale of Wireless Service.

         15.5 Subscribers' Information. Subject to the terms of ARTICLE IX hereof, Agent agrees that during and after the term of this Agreement, Agent will not reveal, divulge, make known, sell, exchange, give away, disclose or transfer in any way any part of its list of Subscribers or use such information for any purpose other than (i) Agent (but no other successor business entity) maintaining such periodic contact with Subscribers as is required for warranty service, installation or maintenance of Equipment, (ii) the resolution of disputes between Agent (but not other entity's) business activities unrelated to Wireless Services. Agent acknowledges and agrees that it shall not, at any time during and after the term of this Agreement, use the list of Subscribers for purposes of a targeted solicitation of Subscribers to become Authorized Users under the Resale Agreement.

                                   ARTICLE XVI
                        RELATIONSHIP OF NEWCO AND AGENTS

         With the sole exception of the Subscribers enrolled by Agent for the account of NewCo, with respect to which Agent acts as agent of NewCo and owes NewCo the fiduciary and other obligations of an agent to its principal, NewCo and Agent acknowledge and agree that their agency relationship arising from this Agreement does not constitute or create a general agency, joint venture, partnership, employment relationship or franchise between them. In all dealings with Subscribers hereunder, public officials and others, Agent shall conspicuously identify itself as an agent of NewCo in the provision of Wireless Service and otherwise as an independent business and shall place such notices of its independent ownership of its business on such forms, stationery, advertising and other materials as NewCo may reasonably require from time to time. NewCo has not authorized or empowered Agent to use the Marks except as herein provided and Agent shall not employ any Mark in signing any contract, lease, mortgage, purchase agreement, negotiable instrument or other legal obligation, or in a manner that may result in liability of NewCo (or its Affiliates) for any indebtedness or obligation of Agent. Unless specifically authorized in writing, neither NewCo nor Agent shall make any express or implied agreements, guarantees or representations, or incur any debt, in the name of or on behalf of the other, except as otherwise set forth herein.

                                  ARTICLE XVII
                                AGENT'S PERSONNEL
              AND SUBAGENTS NOT DEEMED NEWCO'S EMPLOYEES OR AGENTS

         The parties agree that personnel employed by Agent to perform services under this Agreement and Subagents of Agent are not NewCo employees and Agent assumes full responsibility for their acts. With respect to such personnel, Agent shall have sole responsibility for supervision, daily direction and control. Agent shall be responsible for worker's compensation, disability benefits, unemployment insurance and withholding and remitting income and social security taxes for said personnel, including contributions from them as required by law. Solely with respect to Subscribers activated hereunder, Agent shall identify itself as acting on behalf of and as the Agent for NewCo.

                                  ARTICLE XVIII
                          ASSIGNMENT; CHANGE OF CONTROL

         18.1 Assignment. This Agreement is fully assignable by either party to an Affiliate of such party, provided that the assigning party shall remain responsible for the performance by the assignee of its obligations under this Agreement so assigned, to or to any entity which succeeds to all or substantially all of such party's assets by sale, merger or operation of law, provided that in no event may NewCo assign its obligations under this Agreement to any Person not licensed to provide Wireless Services in the applicable GSA. Except as set forth in SECTION 18.2, any other assignment of this Agreement by a party shall be subject to the written approval of the other party which approval shall not be unreasonably withheld. Any assignment or transfer by a party that is not expressly permitted hereby without approval of the other party shall constitute a breach hereof and convey no rights or interests herein.

         18.2 Designation. Without limiting the foregoing, Agent acknowledges that Affiliates of NewCo are the holders of Licenses hereunder and the owners and operators of portions of the Wireless Systems that provide Wireless Services pursuant to this Agreement. NewCo will have the right to delegate its duties hereunder to such Affiliates to the extent necessary for such Affiliates to perform NewCo's obligations hereunder, and each such Affiliate shall assume such obligations to the extent so delegated; provided that such delegation and assumption shall not relieve NewCo from its obligation to perform such duties and provided further that such Affiliate shall have the personnel and other resources reasonably necessary to fulfill the obligations of NewCo hereunder.

                                   ARTICLE XIX
                         TERM; TERMINATION OF AGREEMENT

         19.1 Term. The term of this Agreement commences on the date hereof and ends on December 31, 2050, unless extended by mutual agreement of the parties or terminated in accordance with the terms thereof.

         19.2 Termination to Become Pure Reseller. At any time after the third anniversary of the date hereof, Agent will have the right, exercisable in its sole discretion, to terminate this Agreement. Agent may exercise its right hereunder by written notice to NewCo effective sixty (60) days after the date of such notice.

         19.3 Termination by Agent. Agent may terminate this Agreement in the event NewCo materially breaches any obligation hereunder, provided that, if such breach is reasonably capable of being cured, NewCo fails to cure such breach within sixty (60) days after written notice from Agent describing the nature of such breach in reasonable detail. Following any such termination, Agent shall be permitted to act as an agent or otherwise for any other provider of Wireless Services in the GSA in which NewCo provides Wireless Service.

         19.4 Termination by NewCo for Regulatory Reasons. NewCo shall have the right to terminate this Agreement in respect of any type of Wireless Service (but only to as to the portion of the Agent's Service Territory affected thereby), effective upon thirty (30) days' written notice in the event that:

         (a) a change occurs in Applicable Law relating to such Wireless Service and such change has a material adverse impact on NewCo's ability to conduct its business in such portion of the Agent's Service Territory, and NewCo has delivered to Agent a written opinion to such effect from NewCo's outside regulatory counsel, in form and substance reasonably acceptable to Agent and addressed to NewCo and Agent; or

         (b) regulatory approval empowering NewCo or an Affiliate to construct and provide such Wireless Service in the Agent's Service Territory is not granted to either NewCo or an Affiliate, is granted subject to terms and conditions unacceptable to NewCo or an Affiliate, or is granted under terms and conditions which, in NewCo's reasonable opinion, materially affect the intended purpose of this Agreement.

         19.5 Termination by NewCo for Agent's Breach. NewCo may terminate this Agreement in the event Agent materially breaches any obligation hereunder, provided that, if such breach is reasonably capable of being cured, Agent fails to cure such breach within sixty (60) days after written notice from NewCo describing the nature of such breach in reasonable detail.

         19.6 Termination by Either Party. Either party shall have the right to terminate this Agreement effective upon written notice if:

         (a) the other party makes an assignment for the benefit of creditors;

         (b) an order for relief under Title 11 of the United States Code is entered by any United States Court against the other party;

         (c) a trustee or receiver of any substantial part of the other party's assets is appoint by any Court; or

         (d)      Agent and Newco cease to be "affiliates" as defined in
Section 3(1) of the Communications Act of 1934, as amended.

         19.7 Mutual Agreement. This Agreement may be terminated at any time by mutual written agreement of the parties.

         19.8 Consequences of Termination. Upon termination of this Agreement pursuant to this ARTICLE XIX:

         (a)      Agent's rights under the Resale Agreement shall continue;

         (b) Agent shall have the right to sell Wireless Service under the Resale Agreement within the Agent's Service Territory that is not part of a Package;

         (c) Agent shall have the right to offer Competing Service purchased from third parties, as an Agent or Reseller for such third parties or otherwise;

         (d) NewCo may terminate any Wireline Agency Agreement it has or may have with Agent and, thereafter, may offer ILEC Services, Network Services or other services purchased from Agent or from third parties, as an agent or otherwise.

         (e)      Agent shall discontinue use of the NewCo Marks.

                                   ARTICLE XX
                                   [Reserved]

                                   ARTICLE XXI
                      COVENANT NOT TO COMPETE; EXCLUSIVITY

         Agent acknowledges that NewCo has granted the rights herein in material part in consideration of Agent's agreement, subject to the terms and conditions of the Resale Agreement, to act exclusively for NewCo with respect to Wireless Services that are Competing Services. As a consequence, during the term of this Agreement (and any extensions thereof), subject to SECTIONS 9.1, 9.2 AND 9.4, Agent agrees that Agent or its Affiliate will not, directly or indirectly, (a) solicit, sell, offer or accept offers for a Competing Service in the Agent's Service Territory, (b) induce or refer any actual or prospective Subscriber of Wireless Service to subscribe to a Competing Service in the Agent's Service Territory, (c) provide any subscriber leads to a Competing Service in the Agent's Service Territory, or (d) activate Subscribers through a Reseller or act as a Reseller of a Competing Service for any third party carrier in any GSA in which NewCo provides Wireless Service. Without limiting the generality of the foregoing, it is acknowledged and agreed that during the term of this Agreement, Agent may act as an agent for the provider of any services or resell any services that are not Competing Services at the time Agent so acts.

                                  ARTICLE XXII
                SEVERABILITY AND SUBSTITUTION OF VALID PROVISIONS

         Except as expressly provided to the contrary herein, each term and condition of this Agreement, and any portion thereof, shall be considered severable and if, for any reason, any such provision hereof is held to be invalid, contrary to, or in conflict with any applicable present or future law, regulation or public policy in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction in a proceeding to which either party is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise enforceable, which shall continue to be given full force and effect and bind the parties hereto.

                                  ARTICLE XXIII
                              WAIVER OF OBLIGATIONS

         NewCo or Agent may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other under this Agreement, effective upon delivery of written notice thereof to the other and such other effective date stated in the notice of waiver.

         Whenever this Agreement requires the consent of a party, such request shall be in writing and no consent may be unreasonably withheld. All consents or withholding of consent with reasons therefor shall be in writing. Neither party makes any guarantees upon which the other may rely, and assumes no liability or obligation to the other, by granting any waiver, approval or consent to the other, or by reason of any neglect, delay or denial of any request therefor. Any waiver granted by either Party shall be without prejudice to any other right that party may have, will be subject to continuing review, and may be revoked, at the waiving Party's sole discretion, at any time and for any reason, effective upon delivery to the other of ten (10) days' prior written notice.

         Neither party shall be deemed to have waived or impaired any right, power or option reserved by this Agreement including, without limitation, the right to demand exact compliance with every term, condition and covenant herein, or to declare any breach hereof to be a default and to terminate this Agreement prior to the expiration of its term), by virtue of any custom or practice of the Parties at variance with the terms hereof or any failure, refusal or neglect of such party to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations hereunder.

                                  ARTICLE XXIV
                        RIGHTS OF PARTIES ARE CUMULATIVE

         The rights of NewCo and Agent hereunder are cumulative and no exercise or enforcement by NewCo or Agent of any right or remedy hereunder shall preclude the exercise or enforcement by NewCo or Agent of any other right or remedy hereunder of which NewCo or Agent is entitled by law to enforce.

                                   ARTICLE XXV
                            CONFIDENTIAL INFORMATION

         25.1 Confidential Information. Agent may transmit to NewCo and NewCo may receive from Agent, certain Confidential Proprietary Information of Agent relating to the Agent's services, accounts, marketing techniques, forecasts, or business. NewCo may transmit to Agent, and Agent may receive from NewCo certain Confidential Proprietary Information of NewCo relating to its Wireless Services, facilities, equipment or business. For purposes of this paragraph, Confidential Proprietary Information shall be defined as any information and documentation marked or labeled as "Confidential" or "Proprietary" (or similar legend) and any oral information confirmed in writing within fifteen (15) days after disclosure as "Confidential" or "Proprietary" (or similar legend) by the disclosing party, including, without limitation, revenue reports, names and Subscribers billing and usage information, and shall also include the terms and conditions of this Agreement. The term "confidential" herein is meant to include both "confidential information" and "trade secrets" under New York law and the use of a confidential legend shall not be construed to be determinative of the status of any information as "confidential information" or a "trade secret".

         25.2 Obligation Not to Disclose. The receiving party shall maintain the confidentiality of the disclosing party's Confidential Proprietary Information furnished in oral, visual, written, and/or other tangible form and shall not disclose such information to any third party, except as authorized by the disclosing party in writing. To the extent possible, each party further agrees to keep confidential the terms of this Agreement.

         25.3 Standard of Care. The receiving party agrees to restrict disclosure of the disclosing party's Confidential Proprietary Information to its employees, agents, attorneys, and representatives who have a "need to know". The receiving party agrees that such Confidential Proprietary Information shall be handled with the same degree of care which the receiving party applies to its own similar confidential information (but in no event less than reasonable care).

         25.4 Precautions. The receiving party agrees to take precautions necessary and appropriate to guard the confidentiality of the disclosing party's Confidential Proprietary Information including informing its employees, agents, attorneys, and representatives who handle such Information that it is confidential and not to be disclosed to any third party, except as authorized by the disclosing party in writing.

         25.5 Ownership of Information. The receiving party agrees that the disclosing party's Confidential Proprietary Information is and shall at all times remain the property of the disclosing party. No use of such Information is permitted except as otherwise provided herein and no grant under any of the disclosing party's intellectual property rights is hereby given or intended including any license implied or otherwise.

         25.6 Use. The receiving party agrees to use the disclosing party's Confidential Proprietary Information only for purposes of fulfilling its obligations under this Agreement.

         25.7 Exceptions. The parties agree to exclude from the provision of this Agreement and the obligations of confidentiality: Information which the receiving party already had in its possession without confidential limitation at the time of disclosure by the disclosing party; information which is independently developed by the receiving party without breach of this Agreement; information known or that becomes known to the general public without breach of the Agreement by the receiving party; and information that is received rightfully without confidential limitation by the receiving party from a third party; and information that is disclosed pursuant to lawful process or applicable regulatory authority.

         25.8 Consequences of Termination. Upon termination of this Agreement, all Confidential Proprietary Information transmitted to the receiving party by the disclosing party in record bearing media or other tangible form, and any copies thereof made by the receiving party shall be, at the disclosing party's written request, destroyed or returned to the disclosing party, except that the receiving party shall be entitled to retain a secure copy of the disclosing party's confidential Proprietary Information for archival purposes only. The receiving party's obligations under this Agreement to keep confidential and restrict use of the disclosing party's Confidential Proprietary Information shall survive such completion or termination of this Agreement for a period of three (3) years, provided, however, that such obligation shall continue indefinitely as to any information constituting a trade secret under applicable law.

                                  ARTICLE XXVI
                                   INDEMNITIES

         26.1 Indemnification of NewCo. Agent agrees to indemnify, defend and hold NewCo harmless against any liability for any claims or demands arising out of the conduct of business by Agent that are the result of Agent's negligent or willful act or failure to act, including, but not limited to, any claims or demands (a) by Agent's employees or any other persons, including but not limited to Subscribers, for bodily injury, damage to property or other damages caused by the acts or omissions of the Agent or its subcontractors, or the employees or agents of any of them, and (b) by Agent's employees under worker's compensation or similar laws. Agent also agrees to indemnify, defend and hold NewCo harmless against any liability arising out of any allegedly unauthorized use of a trademark, patent, copyright, process, idea, method or devise by Agent covered by this Agreement.

         26.2 Indemnification of Agent. NewCo agrees to indemnify, defend and hold Agent harmless against any liability for any claims or demands arising out of the conduct of business by NewCo that are the result of NewCo's negligent or willful act or failure to act, including, but not limited to, any claims or demands (a) by NewCo's employees or any other persons, including but not limited to Subscribers, for bodily injury, damage to property or other damages caused by the acts or omissions of the NewCo or its subcontractors, or the employees or agents of any of them, and (b) by NewCo's employees under worker's compensation or similar laws. NewCo also agrees to indemnify, defend and hold Agent harmless against any liability arising out of any allegedly unauthorized use of a trademark, patent, copyright, process, idea, method or devise by NewCo covered by this Agreement.

         26.3 Procedures with Respect to Indemnification. All indemnities created in this Agreement shall include indemnification of the indemnitee's Affiliates, directors, officers, employees, agents, successors and assigns and their heirs, legal representatives, and assigns thereof. The indemnification shall be for all claims arising out of the specific event referred to in this Agreement which is covered by the indemnification, including all obligations, actual and consequential damages and costs reasonably incurred in the defense of any claim, including without limitation reasonable accountant's, attorneys', and expert witness fees, costs of investigation and proof of facts, court costs, and other litigation expenses, including, but not limited to, travel and living expenses. Written notice of claim shall be forwarded promptly by the indemnitee to the indemnitor and there shall be no settlement of the claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The applicable indemnitee shall have the right to defend any such claim in which it is named as a defendant at its own cost and expense. The indemnities created by this Agreement shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement. Provisions for indemnification in this Agreement are not in lieu of and do not supplant insurance coverage required in the Agreement, and are not intended to act as insurance.

                                  ARTICLE XXVII
                               DISPUTE RESOLUTION

         27.1 Designated Representatives. Any dispute between the parties to this Agreement with respect to the execution, interpretation, performance or non-performance of any provision of this Agreement shall be resolved solely as specified in this ARTICLE XXVII.

         (a) Upon the written request of any party to a dispute, the Designated Representatives shall commence discussions with one another with the purpose of endeavoring to resolve such dispute.

         (b) The Designated Representatives shall meet as often as necessary during a thirty (30) day period (or such other time as the parties to such dispute may agree) to gather and furnish to the other all information with respect to the matter in issue which is appropriate and germane to its resolution.

         (c) The Designated Representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal arbitration proceeding relating thereto.

         (d) The specific format for such discussions will be left to the discretion of the Designated Representatives, but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party to such dispute.

         27.2 Escalation. If the Designated Representatives cannot resolve the dispute within the time period allowed under SECTION 27.1, then the dispute shall be referred to the Chief Executive Officer of each of Agent and the Other Agent (the "CEOS"), for their review and resolution. If the CEOs are unable to resolve such dispute, then the parties will continue to operate under this Agreement as in effect prior to such dispute.

         27.3 Filing Actions. Prior to filing or referring any matter to a court of law or equity, the parties agree to provide the other parties at least ten business days' notice of the intention to so refer a matter, provided that the foregoing shall not apply to any request for a preliminary injunction or temporary restraining order.

         27.4 Submission to Jurisdiction; Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA LOCATED IN

THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, MAILING OR PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 28.6 OR IN SUCH OTHER MANNER AS MAY BE VALID AND SUFFICIENT SERVICE THEREOF.

         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 27.4.

                                 ARTICLE XXVIII
                                  MISCELLANEOUS

         28.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflicts of law).

         28.2 Binding Effect. This Agreement, including the preambles and Exhibits (as amended), is binding upon the parties hereto, their respective executors, administrators, heirs, assigns and successors in interest.

         28.3 Force Majeure. Neither NewCo nor Agent shall be liable for loss or damage or deemed to be in breach of this Agreement if its failure to perform its obligations results from acts of God, fires, strikes, embargoes, war, insurrection or riot. Any delay resulting from any of said causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable.

         28.4 Survival. The terms, provisions, obligations, representations, and warranties contained in this Agreement that by their sense and context are intended to survive the performance thereof by either or both Parties hereunder shall so survive the completion of performances and termination of this Agreement, including the making of any and all payments due hereunder.

         28.5 Licenses. No licenses, express or implied, under any patents are granted by NewCo or its Affiliates to Agent hereunder.

         28.6 Notices and Payments. All payments due Agent shall be made to such address or bank as Agent from time to time designates. All notices, consents and reports required to be delivered by the provisions of this Agreement shall be deemed so delivered: (i) when delivered personally; or (ii) seventy-two (72) hours after being mailed, registered or certified mail, return receipt requested, postage prepaid, to the most current principal business address of which the notifying Party has been notified ("BUSINESS ADDRESS"); or
(iii) one business day after being delivered to a reputable overnight courier service, prepaid, marked for next day delivery, addressed to the addressee at the Business Address; or (iv) on the first business day after receipt, if delivered by facsimile transmission to the FAX number (if any) of the receiving party, if receipt is confirmed by the addressee either orally or in writing. All reports, financial records and other information required by this Agreement shall be directed to such other persons and places as NewCo may direct from time to time.

         28.7 Publicity. Neither party shall initiate any public relations activities relating to the subject matter of this Agreement, including but not limited to news releases, news conferences, news briefings or any other type of function involving reporters, editors or news directors of any news organizations, without first consulting the other party public relations personnel.

         28.8 Headings. The headings in this Agreement are for convenience only and shall not be construed to define or limit any of the terms herein.

         28.9 Entire Agreement. This Agreement, including the preambles and exhibits, sets forth the entire Agreement between the parties as to the subject matter hereof and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, understandings, or representations with respect to such subject matter other than as expressly provided herein, or as duly set forth subsequent to the effective date hereof in writing and signed by the duly authorized representatives of both parties.

         28.10 References. Any references herein to any law, rule, regulation, order or other act of a Governmental Authority, or to any agreement between the parties hereto or their subsidiaries, shall be deemed to include a reference to any such law, rule, regulation, order or other act or any such agreement, in each case as it may be amended or supplemented from time to time.

         IN WITNESS WHEREOF the parties hereto have executed, sealed and delivered this Agreement in two counterparts on the day and year first above written.



ALLOY LLC                              SBC OPERATIONS, INC.


By: ALLOY MANAGEMENT CORP.,
      its Manager


By: /s/ Mark L. Feidler                By: /s/ Randall Stephenson
   -------------------------------         -------------------------------------
   Name:  Mark L. Feidler                  Name:  Randall Stephenson
   Title: Chief Operating Officer          Title: Senior Vice President --
                                                  Wireline

                                    EXHIBIT A

                             [INTENTIONALLY OMITTED]

                                    EXHIBIT B

                               AGENT COMPENSATION

                                        I
                         STANDARD UP-FRONT COMPENSATION

         Compensation under this section is for Agent's sale of NewCo's standard voice grade switched Wireless Service, whether or not such service is used by the Subscriber to transport data or voice (in keeping with standard industry terminology patterns, hereafter referred to as "Plain Old Wireless Service" or "POWS"). Compensation for the sale of service options, Wireless Data Services, IP Data Services, or any other service not offered as of the date of this Agreement shall be set forth in Section III below. NewCo and Agent agree to periodically (no less frequently than once per year) assess the commission structure set forth in this Exhibit B and to consider in good faith any changes suggested by the other party.

                           OPTION 1 -- FULL COMMISSION
                            AGENT SUPPLIES EQUIPMENT

         NEWCO will pay AGENT in accordance with the following table for each new Subscriber enrolled by AGENT in the Service Territory under a POWS rate plan for which NewCo does not pay reduced compensation as provided for in Paragraph
6.3 of the Agreement. NewCo shall have no obligation to Subscriber with respect to Equipment.

            Average 3 Month Churn Rate                                        Commission
            --------------------------                                        ----------
2.55 or less                                                                     $214
More than 2.55, but less than or equal to 2.65                                   $201

More than 2.65, but less than or equal to 2.7                                    $195
More than 2.7, but less than or equal to 2.8                                     $184

More than 2.8, but less than or equal to 2.85                                    $175
More than 2.85, but less than or equal to 2.95                                   $164

More than 2.95, but less than or equal to 3.05                                   $153

More than 3.05, but less than or equal to 3.15                                   $143

More than 3.15, but less than or equal to 3.25                                   $133

More than 3.25, but less than or equal to 3.35                                   $123

More than 3.35, but less than or equal to 3.45                                   $113

More than 3.45                                                                   $104

         Churn Rate is the number of Subscribers activated by Agent ("Agent Subscribers") who disconnect their service in a calendar month ("Disconnects") divided by the number of active Agent Subscribers on the first day of the month ("Beginning of Period Subs") plus the number of active Agent Subscribers on the last day of the month ("End of Period Subs") divided by two (2) (i.e. (Disconnects/((Beginning of Period Subs + End of Period Subs)/2))). The Average 3 Month Churn Rate is the average of the Churn Rates for the three (3) monthly periods preceding the commission payment date.

A. In order to be paid, AGENT must submit all deposits, earnest payments and appropriate paperwork to NEWCO no later than fifteen (15) days from the date the service request was submitted to NEWCO by the AGENT. No compensation will be paid unless all paperwork is accurately completed to NEWCO's satisfaction and in accordance with NEWCO's procedures. Additionally, NEWCO shall not be obligated to pay any compensation to AGENT for any Subscriber whom AGENT enrolls on NEWCO's POWS with any unapproved FCC type Equipment, Equipment which does not meet the manufacturer's recommendations, or Equipment with respect to which NEWCO has advised AGENT is unapproved by NEWCO. In order to ensure that compensation is appropriately credited to AGENT's account, AGENT must supply NEWCO with the correct security code when submitting activations.

If, notwithstanding the above, NEWCO pays AGENT compensation for a Subscriber before all paperwork is processed, NEWCO may, in its discretion deduct such payment from amounts otherwise owed to AGENT by NEWCO. If such amount is not deducted by NEWCO, due to the insufficiency of amounts otherwise owed to AGENT by NEWCO, such amount shall be paid by AGENT to NEWCO within 30 days after NEWCO notifies AGENT that the repayment is due. After such deduction or payment is made, if AGENT submits all completed, appropriate paperwork for such Subscriber within ninety (90) days from the date of such deduction, NEWCO shall repay to AGENT the amount due as compensation for such Subscriber.

B. AGENT is responsible for obtaining and remitting to NEWCO the deposit, if any, required from Subscribers enrolled by AGENT. If NEWCO does not receive such deposit within thirty (30) days of the Subscriber's activation date, NEWCO may, in its discretion, deduct the amount of such deposit from amounts otherwise owed to AGENT by NEWCO. If such amount is not deducted by NEWCO, due to the insufficiency of amounts otherwise owed to AGENT by NEWCO, such payment shall be made by AGENT to NEWCO within thirty (30) days after NEWCO notifies AGENT that the payment is due.

C. If AGENT activates a Subscriber, and on the date of submission of the Subscriber the equipment is not installed or picked up by the Subscriber, or if the Subscriber returns the equipment (a "No-install"), AGENT agrees to notify NEWCO of the No-install by the close of business on the second day (or such longer reasonable period as may be consistent with Agent's current procedures, but in no event more than ___ days) following the submission of the activation to NEWCO. If AGENT fails to notify NEWCO of the No-install within the above time, AGENT agrees to pay NEWCO, or allow NEWCO to deduct from compensation otherwise due to AGENT, the sum of $50.00 per No-install to compensate NEWCO for the costs incurred in processing the No-install. NEWCO shall also have the right to deduct any compensation which was paid for such a No-install.

D. If AGENT fails to notify a Subscriber of any charges due for NEWCO's POWS, including activation fees, access charges, or per minute charges, or if AGENT misrepresents or provides inadequate information about any such charges, the size of the coverage area, or anything else about NEWCO's POWS to a Subscriber, NEWCO shall have the right to deduct from commissions otherwise due to AGENT, or AGENT agrees to pay NEWCO upon demand, an amount equal to any amount which NEWCO pays to or allows the Subscriber for such charges of which the Subscriber was not notified or which were misrepresented to the Subscriber. Further, if AGENT fails to program any Subscriber Equipment correctly and according to recommendations made and/or standards set by the manufacturer and/or NEWCO, NEWCO shall have the right to deduct from compensation otherwise due to AGENT, or AGENT agrees to pay NEWCO upon demand, an amount determined by NEWCO for correcting such faulty programming.

E. NewCo may, in its sole discretion, impose a reasonable charge (in no event to exceed twenty-five percent (25%) of the applicable commission) upon Agent in connection with equipment vendor-initiated Equipment changes initiated by Agent for a Subscriber.

F. No compensation will be paid to AGENT for numbers activated by, and in the name of, AGENT, its Subagents, affiliates, employees, any person included in the definition of AGENT, and the like, if NEWCO determines such activations are for rental or other resale purposes.

                         OPTION 2 -- PARTIAL COMMISSION
                            NEWCO SUPPLIES EQUIPMENT

         NEWCO will pay AGENT in accordance with the following table for each new Subscriber enrolled by AGENT in the Service Territory under a POWS rate plan for which NewCo does not pay reduced compensation as provided for in Paragraph
6.3 of the Agreement.

                           Average 3 Month Churn Rate                           Commission
                           --------------------------                           ----------
          2.55 or less                                                             $120
          More than 2.55, but less than or equal to 2.65                           $107

          More than 2.65, but less than or equal to 2.7                            $101
          More than 2.7, but less than or equal to 2.8                             $90

          More than 2.8, but less than or equal to 2.85                            $81
          More than 2.85. but less than or equal to 2.95                           $70

          More than 2.95, but less than or equal to 3.05                           $59

          More than 3.05, but less than or equal to 3.15                           $49

          More than 3.15, but less than or equal to 3.25                           $39

          More than 3.25, but less than or equal to 3.3                            $29

          More than 3.35, but less than or equal to 3.4                            $19

          More than 3.4                                                            $10

A. NEWCO shall supply each new Subscriber referred by AGENT with Equipment suitable for use with NEWCO'S Cellular Service. NEWCO, for its own account, subject to conditions established by NEWCO, shall select the Equipment to be supplied, establish the price for Equipment, ship Equipment to the Subscriber, and accept Subscriber returns. NEWCO shall also collect deposits, prepare paperwork, and deliver paperwork to Subscribers for signature.

B. If AGENT fails to notify a Subscriber of any charges due for NEWCO's POWS, including activation fees, access charges, or per minute charges, or if AGENT misrepresents or provides inadequate information about any such charges, the size of the coverage area, or anything else about NEWCO's POWS to a Subscriber, NEWCO shall have the right to deduct from commissions otherwise due to AGENT, or AGENT agrees to pay NEWCO upon demand, an amount equal to any amount which NEWCO pays to or allows the Subscriber for such charges of which the Subscriber was not notified or which were misrepresented to the Subscriber.

C. No compensation shall be payable for any Subscriber referred by AGENT who fails to submit any required deposit, and appropriate paperwork to NEWCO no later than fifteen (15) days from the date NEWCO sends Equipment to such Subscriber. In order to ensure that compensation is appropriately credited to AGENT's account, AGENT must supply NEWCO with the correct security code when submitting activations.

If, notwithstanding the above, NEWCO pays AGENT compensation for a Subscriber before all paperwork is processed, NEWCO may, in its discretion deduct such payment from amounts otherwise owed to AGENT by NEWCO. If such amount is not deducted by NEWCO, due to the insufficiency of amounts otherwise owed to AGENT by NEWCO, such amount shall be paid by AGENT to NEWCO within 30 days after NEWCO notifies AGENT that the repayment is due. After such deduction or payment is made, if AGENT submits all completed, appropriate paperwork for such Subscriber within ninety (90) days from the date of such deduction, NEWCO shall repay to AGENT the amount due as compensation for such Subscriber.

                         OPTION 3 -- PARTIAL COMMISSION
                     NEWCO PARTICIPATES IN THE SALES PROCESS

         The Parties anticipate that they will make joint sales calls on commercial customers. NEWCO will pay AGENT $25.00 for each new Subscriber enrolled by NEWCO, in connection with such a joint sales call, in the ILEC Territory under a POWS rate plan for which NewCo does not pay reduced compensation as provided for in Paragraph 6.3 of the Agreement. NewCo shall supply, as necessary, each new Subscriber so enrolled with Equipment suitable for use with NewCo's Cellular Service. NewCo, for its own account, subject to conditions established by NewCo, shall select the Equipment to be supplied, establish the price for Equipment, ship Equipment to the Subscriber, and accept Subscriber returns. NewCo shall also collect deposits, prepare paperwork, and deliver paperwork to Subscribers for signature.

                      CONDITIONS APPLICABLE TO ALL OPTIONS

A. The above compensation shall be paid within thirty (30) working days following the close of the commission cycle in the Market in which the Subscriber was activated on NEWCO's service. AGENT will not be paid for Subscribers who subscribe to NEWCO's service outside of any area specified in this Agreement. NEWCO reserves the right, at any time and from time to time, to change the period used to determine payment of AGENT compensation. AGENT shall be notified in writing of any change in such period.

B. If a Subscriber does not complete 180 days of continuous active service (as defined in Section V of this Exhibit A) in the Market in which the Subscriber began using NEWCO's service, AGENT shall be required to repay to NEWCO the amount of compensation paid by NEWCO to AGENT for such Subscriber. Such repayment may be deducted by NEWCO from amounts otherwise owed to AGENT by NEWCO. If such amount is not deducted by NEWCO, such repayment shall be made by AGENT to NEWCO within thirty (30) days after NEWCO notifies AGENT that the Subscriber has failed to complete 180 days of continuous active service in the Market in which the Subscriber was activated on NEWCO's service.

C. A Subscriber who is activated or referred by AGENT and has attained 180 days of continuous active service and who then voluntarily disconnects and reconnects within a 120 day period shall not be included in AGENT's count of new Subscribers and NEWCO shall not pay any additional Up-Front compensation to AGENT for any such Subscriber.

If, notwithstanding the above, NEWCO pays AGENT compensation for a Subscriber described in the above paragraph, NEWCO may, in its discretion deduct such payment from amounts otherwise owed to AGENT by NEWCO. If such amount is not deducted by NEWCO, due to the insufficiency of amounts otherwise owed to AGENT by NEWCO, such amount shall be paid by AGENT to NEWCO within 30 days after NEWCO notifies AGENT that the repayment is due. After such deduction or payment is made, if AGENT submits all completed, appropriate paperwork for such Subscriber within ninety (90) days from the date of such deduction, NEWCO shall repay to AGENT the amount due as compensation for such Subscriber.

D. If a Subscriber changes telephone numbers or Equipment, such Subscriber shall not be included in AGENT's count of new Subscribers because of such change, and NEWCO shall not pay any additional compensation to AGENT for any such Subscriber because of such change. Subscribers shall be deemed to have changed telephone number or Equipment when one person disconnects service, another person subscribes to the service, but in NEWCO's sole judgment, the second subscription is used by the original Subscriber. The provisions of this Paragraph shall apply only to Subscriber enrollment in the Market in which the Subscriber began using NEWCO's service.

If, notwithstanding the above, NEWCO pays AGENT compensation for a Subscriber described in the above paragraph, NEWCO may, in its discretion deduct such payment from amounts otherwise owed to AGENT by NEWCO. If such amount is not deducted by NEWCO, due to the insufficiency of amounts otherwise owed to AGENT by NEWCO, such amount shall be paid by AGENT to NEWCO within 30 days after NEWCO notifies AGENT that the repayment is due. After such deduction or payment is made, if AGENT submits all completed, appropriate paperwork for such Subscriber within ninety (90) days from the date of such deduction, NEWCO shall repay to AGENT the amount due as compensation for such Subscriber.

E. A Subscriber who is enrolled by AGENT and has attained 180 days of continuous active service and who then is disconnected for nonpayment and is subsequently reconnected shall not be included in AGENT's count of new Subscribers and NEWCO shall not pay any additional Up-Front compensation to AGENT for any such Subscriber.

If, notwithstanding the above, NEWCO pays AGENT compensation for a Subscriber described in the above paragraph, NEWCO may, in its discretion deduct such payment from amounts otherwise owed to AGENT by NEWCO. If such amount is not deducted by NEWCO, due to the insufficiency of amounts otherwise owed to AGENT by NEWCO, such amount shall be paid by AGENT to NEWCO within 30 days after NEWCO notifies AGENT that the repayment is due. After such deduction or payment is made, if AGENT submits all completed, appropriate paperwork for such Subscriber within ninety (90) days from the date of such deduction, NEWCO shall repay to AGENT the amount due as compensation for such Subscriber.

G. Should NEWCO, in its sole discretion, determine that AGENT has inflated or otherwise manipulated its count of new Subscribers by falsifying applications, activating nonexistent Subscribers, activating Subscribers who do not use minimal amounts of airtime, or by any other means or methods, then NEWCO shall, in addition to any other rights it may have under this Agreement, have the right to immediately terminate this Agreement.

                                       II
                    RESIDUAL COMPENSATION FOR NEW SUBSCRIBERS
                      ADDED AFTER COMMENCEMENT OF AGREEMENT

NEWCO will pay to AGENT Residual Compensation, as defined below, for all Subscribers activated by AGENT, under OPTION 1 -- FULL COMMISSION, AGENT SUPPLIES EQUIPMENT or under OPTION 2 -- PARTIAL COMMISSION, NEWCO SUPPLIES EQUIPMENT on NEWCO's POWS who activate service on or after the commencement date of this Agreement as follows:

                  PERCENTAGE RATE                   TERM OF PAYMENT
                  ---------------                   ---------------
                      11.25%                            12 months

Residual Compensation is equal to the Percentage Rate times the ACCESS and AIRTIME. ACCESS and AIRTIME is the sum of the fixed monthly charge to the Subscriber and the incremental charges, if any, for use of POWS. ACCESS and AIRTIME does not include optional services including, but not limited to, features, ancillary services, insurance, roamer charges, Equipment charges, taxes, fees and long distance tolls.

No Residual Compensation shall be paid for Subscribers who fail to complete 180 days of service. Residual Compensation shall be paid within thirty (30) working days following the close of the last billing period in the Market in which the Subscriber completed 180 days of continuous active service. The first such payment shall include all Residual Compensation accrued during the first 180 days. Thereafter, Residual Compensation shall be paid monthly. NEWCO reserves the right, at any time and from time to time, to change the period used to determine payment of Residual Compensation. AGENT shall be notified in writing of any change in such period.

                                       III
             COMPENSATION FOR SERVICE OPTIONS AND ANCILLARY SERVICE

                  IPS Paging            2 X Recurring Revenues
                  Voice Mail            2 X Recurring Revenues
                  Other Features        2 X Recurring Revenues

Each service option shall be subject to the provisions of Paragraph B of the Section titled "Conditions Applicable to All Options".

                                       IV
                            COMPENSATION MODIFICATION

Beginning six months prior to the third anniversary of this Agreement, and six months prior to each anniversary thereafter that this Agreement is in effect, NEWCO and AGENT shall renegotiate compensation to be paid under this Agreement. If the Parties are unable to agree on revised compensation, AGENT shall terminate the Agreement as provided in Article XI of the Agreement.

                                        V
                                     GENERAL

A. Continuous active service refers to the use of NEWCO's CRS without interruption, either voluntary or involuntary.

For purposes of calculating continuous active service, a Subscriber who is disconnected for nonpayment and is reconnected to NEWCO's service within the same or following billing cycle shall be considered as having continuous active service.

B. If AGENT receives Equipment under any NEWCO program and invoices are not timely paid, or if AGENT owes NEWCO amounts for any other reason, including, but not limited to, all amounts due for unpaid bills for cellular service or equipment provided to AGENT, its officers, employees, principals or affiliates, NEWCO reserves the right to deduct such unpaid amounts from AGENT's compensation.

C. If AGENT believes there are any discrepancies in commission payments, AGENT must submit a request for reconciliation within ninety (90) days from the date of such payment.